EXHIBIT 99.1

FOR IMMEDIATE RELEASE	COMPANY CONTACT:
ROBERT W. KLINGE
(269) 382-8200

Prab, Inc. Shareholders Approve Going Private Transaction

Kalamazoo, MI — July 9, 2004 — Prab, Inc. (OTCBB: PRAB) (“Prab”) announced that at the special meeting of Prab’s shareholders held today, Prab’s shareholders adopted the Agreement and Plan of Merger, dated as of December 12, 2003, as amended by the First Amendment to Agreement and Plan of Merger, dated as of February 16, 2004 (together, the “Merger Agreement”), among Prab, Kalamazoo Acquisition Corporation, a Michigan corporation (“Parent”) and Kalamazoo Prab Subsidiary Corporation, a Michigan corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into Prab with Prab being the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).

Parent is a newly formed entity owned by Gary A. Herder, Chairman of the Board of Directors, President and Chief Executive Officer of Prab and Edward A. Thompson, Prab’s Vice President of Operations.

Prab also announced today that it has completed the Merger. Accordingly, Prab will file a notice with the Securities and Exchange Commission terminating the registration of Prab’s common stock under the Securities and Exchange Act of 1934, as amended. Prab also expects the OTCBB to suspend trading in shares of Prab common stock. Prab will remain headquartered in Kalamazoo, Michigan and will continue to do business under the name “Prab.”

Under the terms of the Merger Agreement, shareholders of Prab common stock will have the right to receive merger consideration of $2.40 per share.

Illinois Stock Transfer Company has been retained to serve as the exchange agent. Letters of Transmittal, together with instructions for their use, are expected to be provided promptly to Prab shareholders so that they may receive the merger consideration upon the surrender of their common stock.

About Prab

Prab operates under two divisions, Prab Conveyors and Hapman Conveyors, and is a leading provider in the design and manufacture of conveyors, metal scrap reclamation systems, and bulk material handling equipment and systems for a wide variety of industrial markets throughout the world. Prab is headquartered in Kalamazoo, Michigan and can be found on the Internet at www.prab.com.

Exhibit 99.1-1